Calculation of Filing Fee Tables
S-8
Semnur Pharmaceuticals, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share ("Common Stock"), reserved for issuance under the Semnur Pharmaceuticals, Inc. 2025 Equity Incentive Plan	Other	95,948,195	$ 9.00	$ 863,533,755.00	0.0001381	$ 119,254.01
2	Equity	Common Stock reserved for issuance under the Semnur Pharmaceuticals, Inc. 2025 Employee Stock Purchase Plan	Other	2,297,409	$ 9.00	$ 20,676,681.00	0.0001381	$ 2,855.45
3	Equity	Common Stock reserved for issuance under the Semnur Pharmaceuticals, Inc. 2025 Inducement Plan	Other	2,400,000	$ 9.00	$ 21,600,000.00	0.0001381	$ 2,982.96
Total Offering Amounts:						$ 905,810,436.00		$ 125,092.42
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 125,092.42
Offering Note
[1]	(1) A. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock, $0.0001 par value per share (the "Common Stock"), that become issuable under the Semnur Pharmaceuticals, Inc. 2025 Equity Incentive Plan (the "EIP"), the Semnur Pharmaceuticals, Inc. 2025 Employee Stock Purchase Plan (the "ESPP") and the Semnur Pharmaceuticals, Inc. 2025 Inducement Plan (the "Inducement Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock. B. Represents: (i) 45,948,195 shares of Common Stock initially reserved for issuance under the EIP (the "Initial EIP Reserve Amount") and (ii) up to 50,000,000 shares of Common Stock which are currently issuable pursuant to outstanding option awards granted under the Semnur Pharmaceuticals, Inc. 2024 Stock Option Plan (the "2024 Plan"), which amount also represents the maximum number of shares of Common Stock that may become available for issuance under the EIP as a result of shares of Common Stock subject to such outstanding option awards under the 2024 Plan (a) not being issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued, (b) not being issued because such stock award or any portion thereof is settled in cash, (c) being forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares, (d) being withheld or reacquired to satisfy the exercise, strike or purchase price, or (e) being withheld or reacquired to satisfy a tax withholding obligation. Following the approval of the EIP by the Registrant's stockholders and pursuant to the automatic feature under the EIP, the Initial EIP Reserve Amount will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to the lesser of (a) 5.0% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year; (b) 22,974,097 shares of Common Stock; and (c) such number of shares of Common Stock determined by the Registrant's board of directors or the compensation committee of the Registrant's board of directors prior to January 1 of a given year, C. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the last sale price reported for the Common Stock on the OTC Markets on November 28, 2025 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

[2]	(2) Represents 2,297,409 shares of Common Stock initially reserved for issuance under the ESPP (the "Initial ESPP Reserve Amount"). Following the approval of the ESPP by the Registrant's stockholders and pursuant to the automatic feature under the ESPP, the Initial ESPP Reserve Amount will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to the lesser of (a) 1.0% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year; (b) 2,871,761 shares of Common Stock; and (c) such number of shares of Common Stock determined by the Registrant's board of directors or the compensation committee of the Registrant's board of directors prior to January 1 of a given year, provided, however, that the Registrant's board of directors may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or that the increase for such calendar year will be a lesser number of shares of Common Stock than the amounts set forth in clauses (a) through (c) above.

[3]	(3) Represents shares of Common Stock reserved for issuance under the Inducement Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A